Exhibit 99.1

Gladstone Investment Corporation Announces a 20% Increase in the Common Stock
Monthly Cash Distributions

• Monthly Cash Distributions for October, November and December 2013
• Second Quarter Earnings Release and Conference Call Dates

MCLEAN, VA, October 8, 2013 – Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the second quarter ended September 30, 2013:

Cash Distributions:

Common Stock: $0.06 per share of common stock for each of October, November and December 2013, payable per Table 1 below.

Table 1: Summary Table for Common Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 18	October 22	October 31	$0.06
November 12	November 14	November 29	$0.06
December 12	December 16	December 31	$0.06

Total for the Quarter:			$0.18

Distributions for the quarter ending December 31, 2013 represent a 20% increase from the distributions declared by the Company for the quarter ended September 30, 2013. The October 2013 distribution will represent the 100th consecutive monthly distribution the Company has made since going public in June 2005.

Term Preferred Stock: $0.1484375 per share of the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Term Preferred Stock”) for each of October, November and December 2013, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GAINP.”

Table 2: Summary Table for Term Preferred Stock cash distributions:

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 18	October 22	October 31	$0.1484375
November 12	November 14	November 29	$0.1484375
December 12	December 16	December 31	$0.1484375

Total for the Quarter:			$0.4453125

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings after the stock market closes on Monday, October 28, 2013 for the second quarter ended September 30, 2013. The Company will hold a conference call on Tuesday, October 29, 2013, at 8:30 a.m. EDT to discuss its earnings results. Please call (800) 860-2442 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through November 29, 2013. To hear the replay, please dial (877) 344-7529 and use playback conference number 10029738.

The live audio broadcast of the Company’s conference call will be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through December 29, 2013.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation

For further information: Gladstone Investment Corporation, +1-703-287-5893